Exhibit 3.3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

AMERIGUARD SECURITY SERVICES, INC.

LAWRENCE GARCIA certifies that:

1. He is the Chief Executive Officer and Secretary of AMERIGUARD SECURITY SERVICES, INC., a California corporation, with California Entity Number 2483781.

2. Hereinafter, the Articles of Incorporation of AMERIGUARD SECURITY SERVICES, INC. are amended and restated in their entirety as follows:

I. NAME

The name of the corporation is AMERIGUARD SECURITY SERVICES, INC.

II. PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III. STOCK

The corporation is authorized to issue only one (1) class of shares, which shall be designated “common shares,” having a total number of One Thousand (1,000) shares.

IV. NO PREFERENCES, PRIVILEGES, RESTRICTIONS

No distinction shall exist between the shares of the corporation or the holders thereof.

V. LIMITATION ON DIRECTOR LIABILITY

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI. INDEMNIFICATION OF AGENTS

This corporation is authorized to provide indemnification of agents (as defined in §317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by §317 of the California Corporations Code, subject only to the applicable limits set forth in §204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

VII. GRANT OF PREEMPTIVE RIGHTS

Each common shareholder of the corporation shall be entitled to full preemptive or preferential rights, as such rights are defined by law, to subscribe for or purchase the shareholder’s proportional part of any shares or securities which may be issued at any time or from time to time by the corporation.

3. The above Amended and Restated Articles of Incorporation have been approved by the Board of Directors of the corporation in accordance with §907 of the Corporations Code.

4. The above Amended and Restated Articles of Incorporation were approved by the required vote of the shareholders of the corporation in accordance with §902 of the Corporations Code; the total number of outstanding shares of each class entitled to vote with respect to the amendment and restatement was 550 common shares; and the number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required, such vote being a majority of the outstanding shares of common stock. There are no shares of preferred stock outstanding.

The undersigned declares under penalty of perjury under the laws of the state of California that the matters set forth in this Certificate are true and correct of their own knowledge.

/s/ Lawrence Garcia
DATED: _________________, 2022	LAWRENCE GARCIA,
Chief Executive Officer and Secretary

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